EXHIBIT 99
                              CAUTIONARY STATEMENT

            Image Sensing Systems, Inc. (the Company), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

            The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

MARKET ACCEPTANCE OF AUTOSCOPE SYSTEM. The success of the Company is dependent upon increasing acceptance of its Autoscope system vehicle detection system in the markets in which that product is sold. The application of machine vision technology to traffic management is a relatively new concept in the traffic management industry. A substantial portion of the Company's revenues to date has been from royalties from sales of the Autoscope system for deployment in conjunction with federally funded ITS programs or for evaluation purposes. The Company's future results of operations and immediate prospects for future growth will depend in large part on the continued development of the market for advanced technology solutions for traffic management and the acceptance of the Autoscope system as a reliable, cost-effective alternative to traditional vehicle detection systems. There is no assurance that the Autoscope system will gain sufficient market acceptance to enable the Company to sustain profitable operations.

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND MARKETING. The Company does not have and does not in the near future intend to develop the capability to manufacture its products. Pursuant to the Econolite Agreement, the Company appointed Econolite as its licensee to manufacture, distribute and sell the Autoscope system and related technology on an exclusive basis in North America and the Caribbean. Pursuant to the Cohu Production Agreement, the Company appointed Cohu to manufacture the Autoscope Solo product. The Company believes that alternative manufacturing sources could be obtained, if necessary, but the inability to obtain alternative sources, if and as required in the future, could result in delays or reductions in product shipments which in turn may have an adverse effect on the Company's operating results. In addition, Econolite has the





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exclusive right to market the Autoscope system and related products in North
America and the Caribbean. Consequently, the Company's revenues depend to a significant extent on the marketing efforts of Econolite. The inability of Econolite to adequately manufacture or effectively market the Autoscope system, or the disruption or termination of that relationship could have a material adverse effect on the Company's operations.

DEPENDENCE ON PRIMARY DISTRIBUTOR. Pursuant to the Econolite Agreement, Econolite pays a royalty to the Company for sales of Autoscope systems. Since 1991, over sixty percent of the Company's revenue has been from royalties resulting from sales made by the Company's primary distributor, Econolite. Although Econolite has consistently made payments to the Company when due and although the Company has no reason to believe that Econolite will not continue to do so in the future, there can be no assurance that Econolite will continue to make such payments in a timely manner, whether due to financial insolvency, liquidity problems or other reasons. The inability of Econolite to make such payments could have a material adverse effect on the Company's financial condition and operations.

DEPENDENCE ON ONE PRODUCT. Over eighty percent of the Company's revenues since inception have been generated from sales of, or royalties from the sale of, the Autoscope system. The Autoscope system is currently the Company's only product sold commercially. The Company expects the Autoscope system to gain greater market acceptance and the number of applications for the system to increase. There can be no assurance, however, that a significant sustainable market will develop for the Autoscope system or that the Company will be able to profitably utilize its technology in other products or markets.

DEPENDENCE ON SALES TO GOVERNMENTAL ENTITIES; PERIODIC FLUCTUATIONS IN SALES. Sales of the Autoscope system are made primarily to governmental entities. Purchase decisions by governmental entities often take considerable time, and there can be no assurance that, notwithstanding the marketing efforts by the Company or Econolite, such purchase decisions will not be substantially delayed and adversely affect the Company's business operations. Until broader market acceptance of the Autoscope system is achieved, revenues and royalties from sales of the Autoscope system will come substantially from sales to governmental entities for use in large traffic control projects using advanced traffic control technologies. It often takes considerable time before these projects are developed to the point where an actual purchase of the Autoscope system is made. Once a governmental entity decides to purchase the Autoscope system, however, it will often purchase a significant number. Consequently, the Company's revenues and income may fluctuate significantly between fiscal periods. Moreover, there can be no assurance that, once market acceptance of the Company's technology is obtained, governmental budgetary constraints in the U.S. and elsewhere will not delay or decrease purchases of the Company's product by such entities.

PATENTS AND PROPRIETARY RIGHTS. The Company's success depends in part on its ability to maintain its proprietary rights in the technology underlying the Autoscope system. The Company relies on a combination of trade secrets, copyrights and patents to protect its


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proprietary rights in the system. The U.S. and foreign patents for certain aspects of the underlying technology for the Autoscope system are owned by the University of Minnesota. The Company has entered into a license agreement with the University of Minnesota, pursuant to which the Company has been granted an exclusive, worldwide license, with a right to grant sub-licenses, to make, have made, use, sell and lease products incorporating such technology, and the Company pays the University a royalty for the license. The University of Minnesota may terminate the license only in limited circumstances. Nevertheless, termination of the license agreement with the University of Minnesota for whatever reason, could have a material adverse effect on the Company's operations. The Company has not applied for patent protection in all foreign countries in which it may market and sell the Autoscope system. Consequently, the Company's proprietary rights in the technology underlying the Autoscope system will be protected only to the extent that trade secret, copyright or other non-patent protection is available in such countries and to the extent the Company is able to enforce such rights. No assurance can be given that the scope of current or any future patents relating to the Company's product will exclude competitors or provide competitive advantages to the Company or that the current patent on the technology underlying the Autoscope system will be held valid if subsequently challenged. There can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around such patents. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents related to the Company's products, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. The Company also relies on trade secrets to protect technology not covered by patent. The Company has entered into confidentiality agreements with its employees, consultants and others, however, there can be no assurance that confidentiality obligations will be honored or that the Company's trade secrets will not otherwise become known or independently developed by competitors.

TECHNOLOGICAL RISK. The Company believes that the Autoscope system is the most advanced and adaptive technology commercially available for vehicle detection, and the market served by the Company is increasingly seeking advanced technological solutions to traffic management and control problems. Consequently, competitive product developments, introductions and enhancements are increasing. There can be no assurance that developments by current or future competitors of the Company will not render the Company's products or technologies noncompetitive or obsolete.

MANAGEMENT OF GROWTH. The Company intends to increase its Asian operations and intensify its marketing efforts and distribution arrangements in Asia through its sixty-percent owned affiliate. If the Company's increased marketing efforts are successful and its expansion occurs, the Company may experience a period of significant growth. This growth and expansion could place a significant strain on the Company's resources, including working capital resources, and result in an increase in the level of responsibility of the Company's management personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management systems, and to successfully train, motivate and manage its employees. If


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the Company's management is unable to manage its growth effectively, the
Company's results of operations could be materially adversely affected. While the Company believes that it can manage such growth, there can be no assurances that it will be able to do so.

CONTROL BY EXISTING SHAREHOLDERS. As of December 31, 1998, directors and executive officers of the Company owned beneficially approximately 54.5% of the Company's outstanding Common Stock. Accordingly, these shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors and the outcome of corporate actions requiring shareholder approval, such as mergers and acquisitions, regardless of how other shareholders of the Company may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in management or change in control of the Company and may adversely affect the voting or other rights of other holders of Common Stock.

YEAR 2000 ISSUE. Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with year 2000 requirements. The potential global impact of the year 2000 problem is not known, and, if not corrected in a timely manner, could affect the Company and the U.S. and world economies generally.

            Based on assessments to date, the Company believes it will not experience any material disruption as a result of year 2000 problems with respect to its products and the third-party systems the Company uses for its internal functions, and, in any event, the Company does not anticipate the year 2000 issues it will encounter will be significantly different than those encountered by other computer hardware and software manufacturers, including our competitors. For example, if certain critical third-party providers, such as those providers supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of the Company's operations could occur for the duration of the disruption. Assuming no major disruption in service from utility companies or other critical third-party providers, the Company believes that it will be able to manage its year 2000 transition without any material effect on the Company's results of operations or financial condition.


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